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                    June 14, 2022

       Julie C. Albrecht
       Chief Financial Officer
       Sonoco Products Company
       1 N. Second Street
       Hartsville, South Carolina 29550

                                                        Re: Sonoco Products
Company
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-11261

       Dear Ms. Albrecht:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing